CERTIFICATE OF FORMATION
OF
PROVIDENCE HUMAN SERVICES OF MASSACHUSETTS, LLC

This Certificate of Formation of Providence Human Services of Massachusetts, LLC (the "Company"), dated as of June 2, 2014, is being duly executed and filed by Tene Wright, an individual, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST.    The name of the limited liability company formed hereby is Providence Human Services of Massachusetts, LLC.

SECOND.    The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

THIRD.    The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Authorized Person:

/s/ Tene Wright
Tene Wright
Organizer

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Providence Human Services of Massachusetts, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the limited liability company is Pathways of Massachusetts LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 2nd day of November, A.D. 2015.

By:	/s/ Jeff D. Barlow
Authorized Person

Name:	Jeff D. Barlow, Secretary
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